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                                                                EXHIBIT 10.25


                              AMENDED AND RESTATED

                ADMINISTRATIVE SERVICES AND MANAGEMENT AGREEMENT


         THIS ADMINISTRATIVE SERVICES AND MANAGEMENT AGREEMENT (this "Agreement"), dated as of December 23, 1996, is entered into by and between Corixa Corporation, a Delaware corporation ("Corixa"), and GenQuest, Inc., a Delaware corporation ("GenQuest").

                              W I T N E S S E T H:

        WHEREAS, Corixa and GenQuest are parties to that certain Amended and Restated License and Research Collaboration Agreement dated as of the date hereof (the "Collaboration Agreement"), as may be amended from time to time, pursuant to which Corixa and GenQuest cross-licensed certain technology and rights to each other, and GenQuest engaged Corixa to provide research services with respect thereto;

        WHEREAS, in connection with a multi-site scientific and corporate partnering relationship between GenQuest and Corixa, GenQuest desires that Corixa provide certain administrative and management services to GenQuest in addition to the research services to be provided under the Collaboration Agreement, and Corixa desires to provide such administrative and management services;

        WHEREAS, Corixa and GenQuest are parties to that certain Administrative Services and Management Agreement dated December 23, 1996 (the "Prior Services Agreement") pursuant to which Corixa and GenQuest specified the administrative and management services to be provided by Corixa; and

        WHEREAS, Corixa and GenQuest each desire to terminate the Prior Services Agreement in its entirety and accept the rights and obligations created pursuant hereto in lieu of the rights and obligations created under the Prior Services Agreement.

        NOW, THEREFORE, in consideration of the mutual covenants expressed herein and for other good and valuable consideration; the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

         1.       Definitions

                  1.1 Definitions. The following terms shall have the following meanings as used in this Agreement:

                           (a)      "Affiliate" means an entity that, directly
or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with GenQuest or Corixa. For the purposes of this definition, control means the direct or indirect ownership of (i) at least fifty percent (50%) or, if less than fifty percent (50%), the maximum percentage as allowed by applicable law, of the outstanding voting securities of such entity or (ii) at least fifty percent (50%) of the decision making authority of such entity; provided, however, that neither Corixa nor GenQuest shall be deemed to be an Affiliate of the other for purposes of this Agreement.

                           (b)      "Person" shall mean any individual,
partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity.

                           (c)      "Reimbursable Costs" shall mean the FTE
costs, fees and other expenses incurred, paid or accrued by Corixa in accordance with the annual budget set forth on


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Schedule A hereto. The budget for the 1997 calendar year shall bemutually agreed upon by the Boards of Directors of Corixa and GenQuest prior to the date hereof and shall be set forth in Schedule A.

                  1.2 Singular and Plural. Singular and plural forms, as the case may be, of terms defined herein shall have correlative meanings.

         2.       Services to Be Provided

                  2.1 Services. GenQuest hereby engages Corixa to provide, or arrange to provide, to GenQuest its general, administrative and management services, including, without limitation, the services described generally below. Corixa agrees to use its best efforts to provide, under the direction of the Board of Directors of GenQuest, specific services within the following general categories, at the times and in the manner in which Corixa deems necessary or appropriate to effect the GenQuest business plan dated August 1996 (or subsequent versions or modifications thereof approved by the GenQuest Board of Directors) (the "GenQuest Business Plan"):

                           (a) advice and services with respect to accounting
and financial matters, marketing, government and public relations, industrial relations, personnel administration, procurement, purchasing, inventory control, corporate partnering, planning and investigation, management information systems, administrative matters and insurance;

                           (b) treasury services, including, without limitation,
maintenance of books and records, bank accounts, preparation of budgets, forecasts and financial statements, cashier, payment, payroll, credit and collections and money management assistance;

                           (c) recordkeeping services, including accounting, tax
records, audits, stockholder, director and committee records and sales records;

                           (d) for the employees of GenQuest, services with
respect to the provision of certain employee benefits, including medical (including vision) and dental insurance benefits, disability benefits, and benefits under any life and accidental death and dismemberment plan, occupational health services plan, and flexible spending accounts plan;

                           (e) services with respect to selection, recruiting,
supervision and evaluation of personnel;

                           (f) advice and services with respect to intellectual
property, regulatory, legal and tax matters, including, without limitation, filings and hearings before foreign, federal, state and municipal agencies or authorities; and

                           (g) such other advice and services as are reasonably
requested by GenQuest in order to implement the GenQuest Business Plan.

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                  2.2 Standard of Care. In providing services hereunder, Corixa shall use, and GenQuest hereby agrees to accept in all respects, the same standard of skill and care that Corixa uses in the course of undertaking similar services for itself. To the extent reasonably possible, such services will be substantially identical in nature and quality to the services currently provided or otherwise obtained by Corixa on its own behalf.

                  2.3 Corixa Activities. GenQuest hereby acknowledges that Corixa may have business interests, and engage in business activities, in addition to those relating to GenQuest for its own account and for the account of others, without having or incurring any obligation to offer any interest in such businesses, activities or opportunities to GenQuest other than as provided under the Collaboration Agreement. GenQuest shall not have any rights by virtue of this Agreement or the relationship created hereby in any such business interests, activities or opportunities. Corixa agrees to keep the GenQuest Board of Directors duly informed of its activities under this Agreement.

                  2.4 Approval of Contracts and Commitments. Prior to making or entering into any written commitment or contract on behalf of GenQuest that involves (a) obligations of or payments by GenQuest in excess of $50,000 or (b) the grant or in-license of material intellectual property rights, Corixa shall first obtain the written approval of the Chairman of the GenQuest Board of Directors.

                  2.5 Commitment of Resources. It is understood that GenQuest is entering into this Agreement and the Collaboration Agreement in reliance upon the commitment by Corixa to make available the services of a management team, which team consists of Steve Gillis, Mark McDade, Steve Reed, Kate McKereghan, Michelle Burris, Kenneth Grabstein, Greg Cox and Syamal Raychaudhuri to provide and oversee appropriate services under this Agreement. Without limiting any other provision of this Agreement, so long as the members of such management team remain employed by Corixa, Corixa will use its best efforts to provide that such individuals are available to perform the services to be provided by Corixa hereunder.

                  2.6 Annual Plan and Budget. Not later than October 1 of each year during the term of this Agreement, Corixa shall prepare and recommend to the GenQuest Board of Directors an updated Annual Plan and Budget setting forth the objectives to be obtained during the next calendar year, including the time such objectives are expected to be met (provided, however, that such time frames are not binding on either party), and the Reimbursable Costs for such services. Such Annual Plan and Budget shall be consistent with the fulfillment of Corixa's responsibilities hereunder. Upon approval of such proposed Annual Plan and Budget by the GenQuest Board of Directors, with such changes as the Board of Directors of GenQuest may direct and Corixa may approve, the same shall constitute the Annual Plan and Budget for such calendar year for all purposes of this Agreement and will be attached hereto as Schedule A, and the payment of the Reimbursable Costs set forth therein to Corixa shall be guaranteed by the Board of Directors of GenQuest.

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                  2.7 Employee Incentives. Corixa will use its reasonable best efforts to structure the compensation paid to Corixa employees who work primarily on GenQuest matters in such a manner that incentivizes such employees to meet the management goals and objectives of GenQuest by utilizing such goals and objectives to assess employee performance to the same extent as Corixa utilizes management goals and objectives of Corixa to assess the performance of employees who work solely for Corixa. Corixa shall include in its performance goals, for purposes of its employee stock grant and bonus programs, reasonable performance goals of GenQuest and shall reasonably reflect the attainment or nonattainment of such goals in determining stock grants and bonus levels for Corixa employees.

         3.       Payment of Reimbursable Costs and Fees

                  3.1 FTE Reimbursement. During the term of this Agreement, GenQuest shall reimburse Corixa for each full-time equivalent ("FTE") as set forth in Schedule A. The amount of such Reimbursable Costs shall be as set forth on Schedule A. It is understood that, except as provided in Section 3.2 below and Exhibit A hereto, the Reimbursable Costs to be paid under this Section 3.1 include all costs to be reimbursed to Corixa with respect to Corixa's performance of services pursuant to this Agreement, and such payments shall be used solely for the purposes of performing such services.


                  3.2 Management Fee. In addition to the Reimbursable Costs set forth in Section 3.1 above, GenQuest shall pay to Corixa an annual management fee, which fee shall be equal to $ 200,000 for the 1997 calendar year. The amount of such management fee for subsequent calendar years shall change on an annual basis and shall be agreed upon by Corixa and the Board of Directors of GenQuest by no later than October 1 of the preceding year. In the event this Agreement is terminated prior to the end of any calendar year, such management fee shall be prorated for the number of days that Corixa actually performs services, based on three hundred sixty-five (365) days per year.

                  3.3 Payment. GenQuest shall pay to Corixa quarterly in advance the amounts provided for in Sections 3.1 and 3.2 above not later than January 1, April 1, July 1 and October 1 of each year during the term of this Agreement.

         4.       Representations and Warranties

                  4.1 Representations and Warranties of Corixa. Corixa represents and warrants to GenQuest as follows:

                           (a) Corixa is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

                           (b) the execution, delivery and performance of this
Agreement have been duly authorized by all necessary corporate action on the part of Corixa;

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                           (c) this Agreement has been duly executed and
delivered by Corixa and is a legal, valid and binding obligation of Corixa, enforceable against Corixa in accordance with its terms; and

                           (d) the execution, delivery and performance of this
Agreement do not conflict with or contravene any provision of the charter documents or Bylaws of Corixa or any agreement, document, instrument, indenture or other obligation of Corixa.

                  4.2 Representations and Warranties of GenQuest. GenQuest represents and warrants to Corixa as follows:

                           (a) GenQuest is a corporation duly organized, validly
existing and in good standing under the laws of the State of Delaware with corporate powers adequate for executing and delivering, and performing its obligations under, this Agreement;

                           (b) the execution, delivery and performance of this
Agreement have been duly authorized by all necessary corporate action on the part of GenQuest;

                           (c) this Agreement has been duly executed and
delivered by GenQuest and is a legal, valid and binding obligation of GenQuest, enforceable against GenQuest in accordance with its terms; and

                           (d) the execution, delivery and performance of this
Agreement do not conflict with or contravene any provision of the charter documents or Bylaws of GenQuest or any agreement, document, instrument, indenture or other obligation of GenQuest.

         5. Term and Termination. This Agreement shall terminate upon the earlier to occur of (a) at the option of either party, the date that is ninety
(90) days after the date of the Call Option Expiration (as such term is defined in that certain Call Option Agreement dated as of December 23, 1976 hereof by and among GenQuest, Corixa and certain investors in GenQuest listed on the execution pages thereof, as amended and restated from time to time (the "Call Agreement"), (b) the date that is ninety (90) days after the Call Option Purchase Date or the Put Option Purchase Date (as such term is defined in the Call Agreement), as applicable, or (c) at the option of either party, upon the termination of the Collaboration Agreement.

         6. Transfer of Resources. In the event that neither the Call Option nor the Put Option (as defined in the Put/Call Agreement) is exercised, Corixa will use its reasonable best efforts as requested by GenQuest to (a) insure that those individuals who have worked primarily on GenQuest matters become employees of GenQuest; provided, however, that Corixa will not be required to incur a material economic disadvantage or initiate any legal action pursuant to this subsection 6(a), and (b) transfer ownership to GenQuest of that equipment this is listed on Schedule B attached hereto or that Corixa is separately reimbursed for by GenQuest under Section 8.2 of the Collaboration Agreement; provided, however, that GenQuest and Corixa shall agree from time to time, but not less than once a year, on what equipment shall be included in Schedule B. Schedule B shall be amended from time to time as agreed by Corixa and GenQuest.

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         7. Confidentiality Agreements. Corixa and GenQuest hereby agree that they will have each of their respective employees, consultants and officers who have access to confidential or proprietary information of the other party execute a confidential information and non-disclosure agreement in form and substance reasonably satisfactory to such other party.

         8. Independent Contractor. All debts and liabilities to and contracts or agreements with any person or entity incurred or entered into in the name of or on behalf of GenQuest by Corixa in the management or performance of the services hereunder in accordance with this Agreement shall be the debt and liability of and be binding upon GenQuest. CORIXA SHALL NOT BE LIABLE TO ANY PERSON OR ORGANIZATION FOR ANY DEBT, LIABILITY OR OBLIGATION OF GENQUEST INCURRED OR CREATED PURSUANT TO THIS AGREEMENT OR BY REASON OF CORIXA'S MANAGEMENT, DIRECTION OR PERFORMANCE OF THE SERVICES HEREUNDER UNLESS CORIXA, BY WRITTEN AGREEMENT, EXPRESSLY ASSUMES OR GUARANTEES ANY SUCH LIABILITY. CORIXA SHALL NOT BE REQUIRED, UNDER ANY CIRCUMSTANCES, TO GUARANTEE OR ASSUME ANY OBLIGATION OR LIABILITY OF GENQUEST AS A RESULT OF THIS AGREEMENT. THE BOARD OF DIRECTORS OF GENQUEST SHALL BE DEEMED TO CONTROL ALL ASPECTS OF THE MANNER IN WHICH GENQUEST'S BUSINESS IS CONDUCTED. CORIXA SHALL NOT BE LIABLE BY VIRTUE OF THE PERFORMANCE OF ITS DUTIES HEREUNDER FOR ANY BREACH OF ANY LICENSING OR OTHER AGREEMENT BETWEEN GENQUEST AND ANY OTHER PARTY, OR FOR ANY LIABILITY FOR ANY TRADEMARK INFRINGEMENT, UNFAIR COMPETITION, PATENT INFRINGEMENT OR OTHER VIOLATION OF THE INTELLECTUAL PROPERTY RIGHTS OF ANOTHER ENTITY AS A RESULT OF THE MANNER IN WHICH GENQUEST'S BUSINESS IS CONDUCTED, EXCEPT TO THE EXTENT SUCH VIOLATION IS THE RESULT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF CORIXA.

         9. Subcontractors. Subject to GenQuest's written consent, which consent shall not be unreasonably withheld, Corixa may engage any other Person to perform all or any portion of Corixa's duties hereunder; provided, however, that any such other Person shall be bound by the terms of this Agreement; provided further, however, that no such consent shall be required for the engagement by Corixa of any other Person to perform such duties if Corixa customarily engages others to perform similar duties for itself.

         10.      Indemnification

                  10.1 Indemnification of Corixa. GenQuest shall indemnify each of Corixa, its successors and assigns, and the directors, officers, employees, agents, stockholders and counsel thereof (the "Corixa Indemnitees"), pay on demand and protect, defend, save and hold each Corixa Indemnitee harmless from and against, on an after-tax basis, any and all liabilities, damages, losses, settlements, claims, actions, suits, penalties, fines, costs or expenses (including, without limitation, reasonable attorneys' and accountants' fees) (any of the foregoing, a "Claim") incurred by or asserted by a third party against any Corixa Indemnitee of whatever kind or

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nature, including, without limitation, any claim or liability based upon negligence, warranty, strict liability, violation of government regulation or infringement of patent, copyright, trademark, trade secret or other proprietary rights, arising from or occurring as a result of services provided by Corixa to GenQuest under this Agreement, including, without limitation, a breach thereof by GenQuest, or the performance by Corixa of its obligations hereunder, except claims based upon the gross negligence or willful misconduct of Corixa in performing the services hereunder in accordance with this Agreement. Corixa shall promptly notify GenQuest of any Claim, upon becoming aware thereof, and permit GenQuest at GenQuest's cost to defend such claim or suit and shall cooperate in the defense thereof. Neither Corixa nor GenQuest shall enter into, or permit, any settlement of any such suit without the express written consent of the other party. Corixa may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of GenQuest and will cooperate with GenQuest and its insurer in the disposition of any such matter. The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an action or inaction involves bad faith, gross negligence or willful misconduct.

                  10.2 Indemnification of GenQuest. Corixa shall indemnify each of GenQuest, its successors and assigns, and the directors, officers, employees, agents, stockholders and counsel thereof (the "GenQuest Indemnitees"), pay on demand and protect, defend, save and hold each GenQuest Indemnitee harmless from and against, on an after-tax basis, any and all Claims incurred by or asserted against any GenQuest Indemnitee arising from or occurring as a result of the gross negligence or willful misconduct of Corixa in performing the services to be provided by Corixa to GenQuest in accordance with this Agreement. GenQuest shall promptly notify Corixa of any Claim, upon becoming aware thereof, and permit Corixa at Corixa's cost to defend such claim or suit and shall cooperate in the defense thereof. Neither GenQuest nor Corixa shall enter into, or permit, any settlement or any such suit without the express written consent of the other party. GenQuest may, at its option and expense, have its own counsel participate in any proceeding that is under the direction of Corixa and will cooperate with Corixa and its insurer in the disposition of any such matter. The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that an action or inaction involves bad faith, gross negligence or willful misconduct.

         11. No Implied Waivers; Rights Cumulative. No failure on the part of Corixa or GenQuest to exercise and no delay in exercising any right, power, remedy or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, including, without limitation, the right or power to terminate this Agreement, shall impair, prejudice or constitute a waiver of any such right, power, remedy or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy or privilege.

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         12. Force Majeure. Each party shall be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations of GenQuest to make payments to Corixa pursuant to Section 3 hereof, if such failure or delay is occasioned by government action, war, fire, earthquake, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting party, provided that the party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided further, however, that in no event shall a party be required to settle any labor dispute or disturbance.

         13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered (a) personally, (b) by facsimile transmission (receipt verified), (c) by registered or certified mail (return receipt requested), postage prepaid, or (d) sent by express courier service (receipt verified), to the party to be notified at the address indicated for such party specified below (or at such other address for such party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

                  If to Corixa, addressed to:

                  Corixa Corporation
                  1124 Columbia Street, Suite 464
                  Seattle, WA  98104
                  Attention:   Chief Operating Officer
                               Corporate Counsel
                  Telephone:  (206) 667-5711
                  Facsimile:  (206) 667-5715

                  If to GenQuest, addressed to:

                  GenQuest, Inc.
                  c/o Frazier & Company
                  601 Union Street
                  Two Union Square, Suite 2110
                  Seattle, WA 98101
                  Attention:  Alan Frazier
                  Telephone:  (206) 621-7200
                  Facsimile:  (206) 621-1848

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                  With copies to:

                  Venture Law Group
                  4750 Carillon Point
                  Kirkland, WA 98033
                  Attention:  William W. Ericson
                  Telephone:  (206) 739-8700
                  Facsimile:  (206) 739-8750

                  Wilson Sonsini Goodrich & Rosati
                  650 Page Mill Road
                  Palo Alto, CA  94304-1050
                  Attention:  Kenneth Clark
                  Telephone:  (415) 493-9300
                  Facsimile:  (415) 493-6811

                  Rosner Bresler Goodman & Bucholz
                  521 5th Ave.
                  New York, NY  10175
                  Attention:  Andrew J. Goodman
                  Telephone:  (212) 661-2150
                  Facsimile:  (212) 949-6131

         14. Further Assurances. Each of Corixa and GenQuest agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other party hereto may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectually the provisions and purposes of, or to better assure and confirm unto such other party its rights and remedies under, this Agreement.

         15. Successors and Assigns. The terms and provisions of this Agreement shall inure to the benefit of, and be binding upon, Corixa, GenQuest, and their respective successors and assigns; provided, however, that neither Corixa nor GenQuest may assign or otherwise transfer any of its rights and interests nor delegate any of its respective obligations hereunder, including, without limitation, pursuant to a merger or consolidation, without the written consent of the other party hereto, which consent shall not be unreasonably withheld; provided further, however, that Corixa may assign its rights and interests and delegate its obligations hereunder, effective upon written notice thereof, to any Person that acquires all or substantially all of the assets of Corixa or that is the surviving Person in a merger or consolidation with Corixa, if (a) such Person assumes all of the obligations of Corixa hereunder and (b) if such Person is a solvent corporation or other entity organized and existing under the laws of the U.S. or any state thereof and such Person shall have, immediately after giving effect to such assignment or transfer, a tangible net worth (determined in accordance with generally accepted accounting principles then in effect) at least


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equal to the tangible net worth (as so determined) of Corixa immediately prior thereto. Any attempt to assign or delegate any portion of this Agreement in violation of this Section 15 shall be null and void. Subject to the foregoing, any reference to Corixa or GenQuest hereunder shall be deemed to include the successors thereto and assigns thereof.

         16. Amendments. No amendment, modification, waiver, termination or discharge of any provision of this Agreement, nor consent to any departure by Corixa or GenQuest therefrom, shall in any event be effective unless the same shall be in writing specifically identifying this Agreement and the provision intended to be amended, modified, waived, terminated or discharged and signed by Corixa and GenQuest, and each such amendment, modification, waiver, termination or discharge shall be effective only in the specific instance and for the specific purpose for which given. No provision of this Agreement shall be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by Corixa and GenQuest.

         17. Dispute Resolution. No arbitration with reference to this Agreement shall arise until the procedures set forth in this Section 17 have been satisfied. In the event of any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either party under this Agreement, either party may at any time provide the other party written notice specifying the terms of such disagreement in reasonable detail. As soon as practicable after receipt of such notice, the Chairman of the Board of Directors of GenQuest and the Chairman of the Board of Directors of Corixa shall meet at a mutually agreed upon time and location for the purpose of resolving such disagreement. They shall engage in discussions and/or negotiations for a period of up to one hundred twenty (120) days in an effort to resolve the disagreement or negotiate an interpretation or revision of the applicable portion of this Agreement that is mutually agreeable to both parties, without the necessity of formal procedures relating thereto. During the course of such discussion and/or negotiation, the parties shall reasonably cooperate and provide information that is not materially confidential in order so that each of the parties may be fully informed with respect to the issues in dispute.

                  The commencement of JAMS (as defined below) dispute resolution procedures to resolve such disagreement may occur only after the earlier of: (a) the mutual agreement of the Chairman of the Board of Directors of GenQuest and the Chairman of the Board of Directors of Corixa that resolution of such disagreement through continued negotiation is not likely to occur, or (b) following expiration of the one hundred twenty (120) day negotiation period. Thereafter, either party may seek to resolve such disagreement by initiating an Alternative Dispute Resolution ("ADR") in which the Judicial Arbitration and Mediation Services ("JAMS"), Seattle, Washington shall select the arbitrator ("Arbitrator") as provided herein. If JAMS is not in existence at the time of such dispute the American Arbitration Association, Seattle, Washington shall be substituted.

                    (i) Selection of Arbitrator. An ADR shall be initiated by a party by sending written notice thereof to the other party and JAMS, which notice shall state the issues to be resolved. Within ten (10) business days after receipt of such notice, the other party may, by


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sending written notice to the initiating party and JAMS, add issues to be resolved. Within twenty (20) business days after the date of the original ADR notice, JAMS shall nominate to the parties at least five (5) qualified nominees from JAMS' panel. The parties shall have five (5) business days after the receipt of such nominations to agree on a Arbitrator or, failing to agree, to rank-order their preferences with the most preferred being given the lowest number, and mail the rank-order to JAMS. JAMS shall notify the parties of their selection. If all nominees are unacceptable to a party, the procedure shall be repeated and, if the parties cannot select an Arbitrator the second time, JAMS shall select the Arbitrator.

                   (ii) Arbitrator With Special Expertise. In the event of a dispute between the parties relating to the amount of other consideration payable under this Agreement, then, in addition to the procedure set forth in the previous subsection, the Arbitrator shall (A) be a partner or full member of an internationally recognized certified public accounting firm that is not an auditing firm for either party and has not provided material services to either party during the last two (2) year period prior to the date of ADR initiation and (B) have a meaningful biotechnology science and industry background.

                  (iii) ADR Hearing. The Arbitrator shall hold a hearing to resolve the issues within one hundred twenty (120) business days after selection. The location of the hearing shall be Seattle, Washington. Each party may be represented by counsel. The Arbitrator shall have sole discretion regarding the admissibility of evidence and conduct of the hearing. At least five (5) business days prior to the hearing, each party shall submit to the other party and the Arbitrator a copy of all exhibits on which such party intends to rely at the hearing, a pre-hearing brief (up to thirty (30) pages) and a proposed disposition of the dispute (up to five (5) pages). The proposed disposition shall be limited to proposed rulings and remedies on each issue, and shall contain no argument on or analysis of the facts or issues; provided, however, that the parties shall not present proposed monetary remedies. Within five (5) business days after close of the hearing, each party may submit a post-hearing brief (up to five (5) pages) to the Arbitrator.

                   (iv) ADR Ruling: Fees and Expenses. The Arbitrator shall render a disposition on the proposed rulings as expeditiously as possible after the hearing, but not later than fifteen (15) business days after the conclusion of the hearing. The Arbitrator shall rule on each issue and shall adopt in its entirety the proposed ruling of one of the parties on each issue. In the circumstance where the Arbitrator rules for a party on a claim in the form of a claim for monetary damages, the parties shall then submit a proposed remedy within ten (10) days of notice of the ruling. The proposed remedy may be accompanied by a brief in support of the remedy not to exceed five (5) pages. The Arbitrator shall rule on and adopt one of the proposed remedies within ten
(10) days of their submission. The Arbitrator's disposition shall be final and not appealable, except that either party shall have the right to appeal such disposition on the basis it was affected by fraud or bad faith in connection with the ADR proceedings. The reasonable fees and expenses of the Arbitrator, as well as the standard charges of JAMS for its assistance, shall be borne by the parties as determined by the Arbitrator, who shall, in making such determination, take into account the equities and disposition of the proceedings. A judgment on the Arbitrator's disposition may be entered in and enforced by any court having jurisdiction over the parties.

                   (v) JAMS Rules. Except as otherwise provided in this Section 16, JAMS Rules shall be used in connection with the ADR.

                  (vi) Notwithstanding anything to the contrary in this Section 17, either Corixa or GenQuest may, on good cause shown in the event such party reasonably believes that it otherwise will suffer irreparable injury, seek a temporary restraining order and/or preliminary injuction from a court of competent jurisdiction, to be effective pending the institution of the arbitration process and the deliberation and award of the Arbitrator.

         18. Governing Law. This Agreement shall in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the state of Washington applicable to contracts entered into in that state between citizens of that state and to be performed wholly within that state without reference to any rules governing conflicts of laws.

         19. Severability. If any provision hereof should be held invalid, illegal or unenforceable in any respect in any jurisdiction, then, to the fullest extent permitted by law, (a) all other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (b) such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of such provision in any other jurisdiction. To the extent permitted by applicable law, Corixa and GenQuest hereby waive any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

         20. Headings. Headings used herein are for convenience only and shall not in any way affect the construction of, or be taken into consideration in interpreting, this Agreement.

         21. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument.

         22. Interest on Unpaid Amounts. Any amounts due to Corixa hereunder that are not paid as and when due shall bear interest at the rate of the lower of [***] percent ([***]%) per annum or the prime rate of interest as determined by the Commerce Bank of Washington or its successors as of the date any such amounts become due [***] percent ([***]%) per annum. Such interest shall be calculated on the basis of the actual number of days lapsed over a three hundred sixty-five (365) day year, and shall be in addition to, and not in lieu of, other remedies afforded Corixa hereunder, at law or in equity for breach of this Agreement.

         23. Entire Agreement. This Agreement, together with Schedule A, Schedule B and Exhibit A hereto, constitutes, on and as of the date hereof, the entire agreement of Corixa and

GenQuest with respect to the subject matter hereof, and all prior or contemporaneous understandings or agreements, whether written or oral, between Corixa and GenQuest with respect to such subject matter are hereby superseded in their entireties.


         24. WAIVER OF CONFLICTS. Each party to this Agreement acknowledges that Venture Law Group ("VLG") is general corporate counsel for Corixa and has represented Corixa with respect to the negotiation of, and the transactions contemplated by, this Agreement, the Collaboration Agreement and the Put/Call Agreement, and that VLG has in the past performed and may continue to perform legal services for certain investors in GenQuest ("Investors") and for GenQuest in matters unrelated to the transactions described in this Agreement, including the representation of certain Investors in venture capital financings and other matters and the representation of GenQuest in certain transactions and general corporate matters. In addition, VLG has been requested to, and has agreed to, provide a legal opinion with respect to certain legal matters regarding the transactions contemplated by GenQuest's Series B Preferred Stock Purchase Agreement dated as of the date hereof (the "Opinion"). Accordingly, each party to this Agreement hereby (a) acknowledges that they have had an opportunity to ask for information relevant to this disclosure, and (b) gives its informed written consent to (i) VLG's general corporate representation of Corixa, (ii) VLG's representation of certain of the Investors in such unrelated matters,
(iii) VLG's representation of GenQuest with respect to the negotiation of, and the transactions contemplated by, GenQuest's Series B Preferred Stock Purchase Agreement dated as of the date hereof, GenQuest's Amended and Restated Investors' Rights Agreement, dated as of the date hereof, GenQuest's Second Amended and Restated Certificate of Incorporation and the Amendment and Termination Agreement dated as of the date hereof, (iv) VLG's provision of the Opinion and the representation of GenQuest in certain unrelated transactions and general corporate matters, (v) VLG's representation of Corixa with respect to the negotiation of, and the transactions contemplated by, this Agreement, the Collaboration Agreement, the Put/Call Agreement and GenQuest's Amended and Restated Voting Agreement dated as of the date hereof, and (vi) VLG's provision of services for GenQuest through GenQuest's relationship with Corixa, as set forth in this Agreement, the Collaboration Agreement and the Put/Call Agreement. Each party to this Agreement further acknowledges that it has had the opportunity to confer with legal counsel of its choice in connection with the transactions contemplated hereby.

         IN WITNESS WHEREOF, the parties hereto have caused this Administrative Services and Management Agreement to be duly executed and delivered as of the date first above written.

                                     CORIXA CORPORATION


                                         /s/ MARK McDADE
                                     By:______________________________________


                                     Name:____________________________________


                                     Title:___________________________________


                                     GENQUEST, INC.


                                          /s/ ALAN FRAZIER
                                     By:______________________________________


                                     Name:____________________________________


                                     Title:___________________________________

                                   Schedule A

                             1997 REIMBURSABLE COSTS



Administrative position                Number          Estd Salary/FTE        Hire Date
---------------------------------------------------------------------------------------------------

Business Development                  1                $100,000               January 1, 1997
Administrative Support                1                $ 25,000               January 1, 1997

Total                                 2                $125,000
-----                                ---               --------

Total Reimbursable Costs are to be calculated as follows:

(a) once hired, Corixa's fringe benefits rate, 23%, is added to actual salary to derive salary and fringe benefits rate;

(b) the above salary plus fringe rate is then multiplied by Corixa's G&A overhead rate, which is 18.4% for 1997. This number does not include any R&D overhead absorption;

(c) using the above calculation method, and assuming the above heads are hired in a reasonable fashion over the first quarter of 1997, total estimated Reimbursable Costs are $182,040. The estimated total expense may vary due to changes in salary, but the fringe benefits and overhead rates applied will not change for 1997.

(d) for the Business Development person, reasonable travel and other out-of-pocket expenses will be reimbursed by GenQuest on a quarterly basis.

Payment schedule:

(a) Payments are due the first day of each calendar year quarter, specifically January 1, April 1, July 1 and October 1.

(b) Based on the above, estimated quarterly payments for the 1997 calendar year are each $45,510, excluding reimbursable travel and other out-of-pocket expenses. Further, actual salary rates will be used and may require adjustment to these payments.

(c) Invoices for Reimbursable Costs and other reimbursable travel and out-of-pocket expenses will be submitted to GenQuest quarterly.

                                   Schedule B

                                    EQUIPMENT

                                 Not applicable

                                   EXHIBIT A

                          FRAZIER HEALTHCARE II, L.P.
                                Two Union Square
                          601 Union Street, Suite 2110
                               Seattle, WA 98101
                                 (206) 621-7200

                               December 23, 1996

Mark McDade
Corixa Corporation
1124 Columbia Street, Suite 464
Seattle, WA 98104

Dear Mark:

This will confirm, on behalf of the Purchase of the Series B Preferred Stock of GenQuest, Inc., that GenQuest and Corixa are authorized to close, as of today, on the purchase and sale of GenQuest Series B Preferred Stock under the Series B Preferred Stock Purchase Agreement between GenQuest and the Purchasers, including the related Amended and Restated License and Collaboration Agreement, Administrative Services and Management Agreement, Call Option Agreement and other instruments and agreements contemplated therein.

However, this authorization is based upon the agreement of Corixa, as evidenced by its signature below, to the Purchasers' understanding of Sections 2.5, 3.1 and 3.2 of the Administrative Services and Management Agreement between GenQuest and Corixa (the "Services Agreement"). Specifically, it is the Purchasers' understanding that the [***] per year management fee under
Section 3.2 of the Services Agreement covers any services provided by members of the Corixa management team named in Section 2.5 (and their successors, if any such team members leave Corixa), so that no separate FTE charge shall be made for the services of those individuals under Section 3.1. However, it is understood that [***] of such Corixa management team incurred in conducting GenQuest business under the Services Agreement would be [***].

If the foregoing reflects your understanding, please sign below on behalf of Corixa and return the countersigned copy to me.

Very truly yours,

/s/ ALAN FRAZIER
---------------------------
Alan Frazier
Frazier Healthcare II, L.P.

Agreed and Accepted,
CORIXA CORPORATION

By: /s/ MARK McDADE
   ------------------------
   Mark McDade
   Vice President

cc:     William Ericson, Esq.
        Kenneth A. Clark, Esq.